Exhibit 99.2

COLLECTORS UNIVERSE ANNOUNCES THE SUCCESSION
OF THE NON-EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS

NEWPORT BEACH, CA – December 11, 2017 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, today announced that A. Clinton Allen, who has served as Non-Executive Chairman of the Company's Board of Directors for the past 14 years, has decided to retire as Non-Executive Chairman of the Board of Directors effective as of December 31, 2017; but will continue to serve as a member of the Board.

The Board of Directors of the Company has unanimously selected Bruce A. Stevens, who has been an outside Board member and Chairman of the Nominating and Governance Committee since December 2006, to succeed Mr. Allen as the next Non-Executive Chairman of the Board.

Mr. Stevens commented, "Mr. Allen's experience, vision and leadership have been driving forces at the Company, and we are pleased that we will continue to benefit from his knowledge and experience as a continuing member of the Board.” Mr. Stevens continued, “We would like to thank Mr. Allen for his leadership, service and dedication to this Company and for his tireless efforts on behalf of the stockholders.”

During Mr. Allen's tenure and under his leadership, the Company successfully expanded its operations internationally, both in Asia and Europe, and achieved record revenues and earnings and significant increases in shareholder value. Mr. Allen also was instrumental in recruiting a number of the Company's current directors and in recruiting Robert Deuster to become the Company's CEO in 2012 and in the selection, in October 2017, of Joseph Orlando as Mr. Deuster's successor.

Mr. Stevens, who is succeeding Mr. Allen as Non-Executive Chairman, has extensive management and board experience, having served as President and Chief Executive Officer of Steinway & Sons and as a director of its parent company, Steinway Musical Instruments, Inc. Before joining Steinway & Sons in 1985, Mr. Stevens was employed for nearly 18 years by Polaroid Corporation, where he held various management positions in both its domestic and international divisions.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.